Exhibit 10.7

Patents Purchase Agreement

This Patent Transfer Agreement (this "Agreement"), made and entered into as of the 6 day of January, 2014 and effective on the date of the Closing (as defined below) (the "Effective Date"), by and between LIFEWAVE Ltd., a company organized under the laws of the State of Israel with principal offices at 9 Ha'shiloah St., Petah Tikva, Israel ("LIFEWAVE" or the "Company"), and ADB International Group, Inc., a company organized under the laws of the State of New Jersey, United States, with principal offices at 1440 West Bitters Road, Suite 1931, San Antonio, TX 78248 ("ADBI" or the "Purchaser"); LIFEWAVE and the Purchaser may be referred to hereinafter individually, as a "Party" and together, as the "Parties").

WITNESSTH:

WHEREAS, LIVEWAVE is a public company operating, among other activities, in the field of medical devices for diagnosing and treating chronic wounds, including, among other operations, ownership of rights to BST assets and BST intellectual property rights (as defined below); and

WHEREAS, the Parties wish, subject to and conditional upon all the Conditions Precedent (as hereinafter defined in Section 2) with the terms set forth in this Agreement, according to which the Purchaser will purchase all LIFEWAVE BST intellectual property rights; LIFEWAVE shall assign all its intellectual BST property rights to the Purchaser and the Purchaser will pay LIFEWAVE for the BST Intellectual Property rights under the terms set forth in this Agreement;

NOW, THEREFORE, subject to the terms and conditions hereof, in consideration of the mutual covenants contained herein, the Parties agree as follows:

1. Preamble and Interpretation

1.1. The preamble to this Agreement, the warranties of the parties thereto and its annexes constitute an integral part thereof.

1.2. The subdivision of this Agreement into sections and annexes, as well as section titles hereunder, are for convenience purposes only, and shall not affect its interpretation.

2. Definitions

2.1. "Conditions Precedent" means all of the conditions set forth in Section 5.1 below.

2.2. "Closing" Means the signing of a legally binding documents related to the transaction between the parties following all the condition precedent (as defined below) being satisfied.

2.3. "Trustee" Means Adv. Victor Tshuva, 3 Hayetzira st, Ramat-Gan Israel

2.4. "BST and Ulcer Diagnostic Intellectual Property Rights means all Patents, Applications and Trademarks as declared here: [1] US Patent 6,393,326 [2] US Patent 6,363,284 [3] Israeli Patent 140,709 [4] US Patent 6,941,173 [5] Australian Patent 780748 [6] EU Patent 1289602 [7] Canadian Patent 2,408,150 [8] US Application 12/477,944 [9 Community TM 9,142,829 [10] Canadian Application 2,744,687 [11] India Application 4359/2011 [12] Israeli Application 213140[13] Japanese Application 2011-538077 [14] New Zealand Application 593322 [15] South Africa Application 2011-04368 [16] South Korea Application 11-7014631; [17] Methods of diagnosis and treating wounds and screening for electrical markers for wounds prognosis EU 2355694 A1 Application 09828713.9 [18] Canadian patent application 2,744,687 , And any and all Patents, Applications and Trademarks which connected to the BST and developed by LIFEWAVE even if it isn't signed under any patent law.

2.5. "Profit" means sale price minus the aggregated cost invested, based on financial statement issued by the Purchaser. All calculation will be based on audited financial statements that will be issued by the Purchaser, which the Parties understand will be prepared and filed with the United States Securities and Exchange Commission within ninety (90) days following the end of the Purchaser's fiscal year and not later than six month from end of fiscal year.

Aggregated costs will include all audited costs excluding of senior executives which salaries exceeding $250K per person annually. The portion of any salary cost per person exceeding $250K annually will be deducted from the aggregated costs, and the calculated cost will include $250K only.

3. The Transaction

3.1. LIFEWAVE hereby sells all its BST Intellectual Property Rights to the Purchaser;

3.2. LIFEWAVE is transferring all BST Intellectual Property related rights free and clear of any commitments or liabilities, excluding Chief Scientist Office and Britech England.

3.3. LIFEWAVE is undertaking to clear the liabilities of the Chief Scientist Office and Britech England through the court action (350) it is conducting. The Purchaser will undertake and assume the remaining liabilities, if left by this action, upon itself. In case no court action will be filed by Chief Scientist and Britech, these liabilities will be void.

3.4. LIFEWAVE will be entitled to receive profits as a result of a future sale out of the Properties created by the intellectual property and will be activated by the Purchaser, subject to the following terms:

3.4.1 In the event of the sale of the Property and/or intellectual property or activity or licensing or any other rights that will be sold in result of the BST Intellectual Property Rights, all or partial ("future sale") to an independent third party within the first twenty months from closing (The first period), LIFEWAVE will be entitled to 20% of the profit generated from the BST Intellectual Property Rights from the "future sale" (sale price minus the aggregated cost invested, based on financial statement issued by the Purchaser.

3.4.2 In the event of the "future sale" to an independent third party after the first period, but negotiation started within the first period, LIFEWAVE will still be entitled to 20% of the profit generated from the BST "future sale" (sale price minus the aggregated cost invested, based on financial statement issued by the Purchaser).

3.4.3 In the event of the "future sale" of Property to an independent third party after the first period and no later than ten years from closing LIFEWAVE will be entitled to 10% of the profit generated from the BST" future sale"(sale price minus the aggregated cost invested, based on financial statement issued by the Purchaser).

4. Royalties

4.1. Until a sale will occur, if at all, LIFEWAVE will be entitled respectively to 20% or 10% royalties (as defined in section no. 3.3.1. or section number 3.3.3) of any and all profits generated from the BST intellectual property or activity or licensing or any other rights that will be sold or licensed, all or partial, for ten years (10) from closing. (Income minus the aggregated cost invested, based on financial statement issued by the Purchaser)

4.2. All the profits and royalties that LIFEWAVE is entitled to, under this agreement will be transferred annually to the LIFEWAVE trustee, within 45 days from the filing of each annual financial statements.

5. Closing

5.1. The obligations of each Party under this Agreement are subject to the fulfillment on or before the Closing of each of the below conditions (the "Conditions Precedent"):

5.1.1 The Purchaser has received all Patents (listed in section 2.4) assignments or Power of Attorney to Transfer according to Purchaser decision upon closing.

5.1.2 The Purchaser has received a Power of Attorney for the transfer of all regulatory approvals and certificates etc., including CE Mark, AMAR, ISO, and others.

5.1.3 The Purchaser has raised US1.5 Millions within two months from Signing of this agreement in order to finance the development of the Properties on time.

5.2 Action at closing: The following shall occur at the Closing:

5.2.1 Binding definitive transaction agreements and documentation receipt of all necessary regulatory and authority approvals in relation to transaction, including such documents required for the amendment of the applications and filings relating to the Patent with all relevant patent offices in any applicable jurisdiction to reflect the assignment of the Intellectual Property to ADB International Group, Inc.

6. Patent Assignment

Upon and subject to the Closing, LIFEWAVE shall assign to the Purchaser all its right, title and interest in and to the BST and Diagnostic Intellectual Property Rights, free and clear of any kind of lien, mortgage, security interest or other encumbrance, and execute and deliver the Transfer Deed attached at closing as Exhibit A. To the extent required after the Closing, LIFEWAVE shall execute, verify and deliver such additional documents as the Purchaser may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing the said Patent assignment. In the event LIFEWAVE does not sign any document required in connection with the said assignment, as aforesaid, LIFEWAVE hereby irrevocably designates and appoints the chief executive officer of the Purchaser as its agent and attorney in fact, solely to act for and on LIFEWAVE behalf to execute, verify and file any such documents and to perform all other lawfully permitted acts solely for the purpose of assigning the rights to the Patent (including, without limitation, amendment of filings with relevant patent office's), provided that such individual provides LIFEWAVE with a copy of each and every document that is signed, as aforesaid, concurrently with the execution thereof. Concurrently with the Closing, LIFEWAVE shall transfer to the Purchaser a copy of all documentation in LIFEWAVE's possession relating to the Patent (including, but not limited to, all applications made worldwide, and all correspondence with patent offices, legal advisors and patent attorneys)

7. Confidential Information

7.1. Definition and Use. Pursuant to this Agreement, each party may disclose to the other certain proprietary technical or business information or materials ("Confidential Information"). Each party agrees that it will not use any Confidential Information received from the other except for the purposes of this Agreement and agrees not to disclose any such Confidential Information to third parties, and to maintain and follow reasonable procedures to prevent unauthorized disclosure or use of the Confidential Information received from the other party and to prevent it from falling into the public domain or the possession of unauthorized persons. Without limiting the generality of the foregoing, each party agrees to disclose to its employees only such Confidential Information as is necessary to each employee’s responsibilities in performing the acts allowed by this Agreement. Each party shall promptly advise the disclosing party of any disclosure, loss or use of Confidential Information in violation of this Agreement after becoming aware of the same. The parties agree that the terms and conditions of this Agreement constitute Confidential Information. Each party agrees that its confidentiality obligations hereunder shall survive for a period of three (3) years after the termination of this Agreement. All the above subject to LIFEWAVEs legal applications

7.2. Exclusions. Confidential Information shall not include information:

7.2.1. That becomes lawfully known or available to the receiving party from a source other than the disclosing party without breach of any confidentiality obligation under this Agreement;

7.2.2. That was already known to the receiving party, as shown by written records, before its disclosure by the disclosing party;

7.2.3. Developed independently by the receiving party without the use or consideration of or reference to the Confidential Information;

7.2.4. That is within, or later falls within, the public domain without breach of this Agreement;

7.2.5. Publicly disclosed with the written approval of the disclosing party; or

7.2.6. Disclosed pursuant to the requirement or demand of a lawful governmental or judicial authority, but only to the extent required by operation of law, regulation or court order provided, however, that the receiving party shall provide prompt notice of such court order or requirement to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

8. Indemnification.

8.1. The Purchaser shall hold harmless, defend and indemnify LIFEWAVE, its directors officers, employees and assigns from and against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) claims, demands or causes of action whatsoever that a court of last resort has ruled is caused by, arising out of, or resulting from, (i) any breach of any representation or warranty by LIFEWAVE under this Agreement and/or (ii) the exercise of its rights granted under this Agreement.

8.2. LIFEWAVE shall hold harmless, defend and indemnify the Purchaser, its directors officers, employees and assigns from and against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) claims, demands or causes of action whatsoever that a court of last resort has ruled is caused by, arising out of, or resulting from, (i) any breach of any representation or warranty by LIFEWAVE under this Agreement and/or (ii) the exercise of its rights granted under this Agreement.

8.3. The indemnification obligations of each of the indemnitor parties above are conditioned upon: (a) prompt notice by the indemnitee to the indemnitor of the cause of action for any claim; (b) the indemnitor having sole control of the defense of the claim and the settlement thereof, provided that no settlement shall be made without the prior written consent of the indemnitee which consent shall not be unreasonably withheld and provided that the indemnitor diligently pursues the defense of such claim; and (c) the indemnitee provides reasonable assistance and cooperation as requested by indemnitor at indemnitor's expense.

9. Term and Termination

9.1. Term. This Agreement shall commence on the Effective Date and continue in full force and effect, unless terminated in accordance with the terms of this Agreement ("Term").

9.2. Termination for Cause. Either Party may terminate this Agreement effective upon written notice to the other party in the event the other Party materially breaches this Agreement, and such breach remains uncured for forty-five (45) days following written notice of such breach by the non-breaching Party, unless such breach is incurable in which event termination shall be immediate upon receipt of written notice.

9.3. Termination for Insolvency. Within three (3) years, the Trustee may terminate this Agreement by written notice, (i) upon the institution by or against the other party of insolvency, receivership or bankruptcy proceedings, (ii) upon the other party's making a general assignment for the benefit of creditors, or (iii) upon the other party's dissolution or ceasing to do business. In Any event depicted above (1,2,3) including event of insolvency, will be granted the Trustee exclusive and full right to terminate the Agreement in accordance with this section.

10. WARRANTIES AND REPRESENTATIONS

10.1. LIFEWAVE Representations. LIFEWAVE warrants and represents that it has the authority and right to execute, enter into, and perform this Agreement and that it has no conflicting agreements which prevent it from fulfilling its responsibilities enumerated herein.

10.2. LIFEWAVE Warrants that at the day of signing it owns the intellectual property described in this agreement.

10.3. Purchasers Representations. Purchaser warrants and represents that it has the authority and right to execute, enter into, and perform this Agreement and that it has no conflicting agreements which prevent it from fulfilling its responsibilities enumerated herein.

11. General Provisions:

11.1. Independent Contractors: The relationship established between the Parties by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to constitute the Parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking for any purpose whatsoever.

11.2. Governing Law; Jurisdiction. The rights and obligations of the Parties under this Agreement shall be governed by and construed in accordance with laws of the State of Israel, without regard to conflicts of laws principles. Any dispute arising out of or in connection with this Agreement shall be brought exclusively in, and each Party irrevocably consents to the personal and exclusive jurisdiction and venue of the applicable court in the Tel Aviv Jaffa District of the court of Israel.

11.3. Amendment. The terms and conditions of this Agreement may only be amended by a writing signed by both Parties.

11.4. No Waiver. Except as expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies provided by law or otherwise. Failure by either party to detect, protest, or remedy any breach of this Agreement shall not constitute a waiver or impairment of any such terms or condition or the rights of such party at any time to avail itself of such remedies as it may have for any breach or breaches of such term or condition. Waiver may only occur pursuant to the express written permission of an authorized officer of the party against whom the waiver is asserted.

11.5. Severability. In the event any term, condition or provision of this Agreement is declared or found by a court of competent jurisdiction to be illegal, unenforceable or void, the Parties shall endeavor in good faith to agree to amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the Parties fail to agree on such amendments, such invalid term, condition or provision shall be served from the remaining terms, conditions and provisions, which shall continue to be valid and enforceable to the fullest extent permitted by law.

11.6. Notices. Any notice required or permitted under this Agreement or required by law must be in writing and must be (i) delivered in person (ii) sent by registered or certified mail, postage prepaid, or (iii) sent by overnight courier such as FedEx or DHL to the addresses first written above, provided that a copy is always sent by e-mail which shall not be considered formal notice hereunder. The e-mail address of LIFEWAVE is: galpl27@gmail.com and the e-mail address of ADBI is: ron@weissberg.biz .Notices will be deemed to have been given at the time of actual delivery in person, fourteen (14) business days after deposit in the mail as set forth herein, or one (1) business day after delivery to an overnight courier service.

11.7. Force Majeure. Neither party will be liable to the other for any default hereunder (excluding any payment obligations) resulting from delay or failure to perform all or any part of this Agreement in such delay or failure is caused, in whole or in part, by events, occurrences or causes beyond the reasonable control of such party, Such events include, without limitation, acts of God strikes, lockouts, riots, acts of war, earthquakes, floods and fire, but the inability to meet financial obligations is expressly excluded.

11.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

11.9. Entire Agreement. This Agreement, including all attachments, all of which this Agreement incorporates by reference, sets forth the entire agreement and understanding between the Parties and supersedes and cancels all previous negotiations, agreements and commitments, whether oral or in writing, with respect to the subject matter described herein, and neither party shall be bound by any term, clause, provision, or condition save as expressly provided in this Agreement or as duly set forth in writing as a subsequent amendment to this Agreement, signed by duly authorized officers or each party.

Signatures on Following Page

IN WITNESS WHREOF, the Parties have caused their duly authorized representatives to enter into this Patents Transfer Agreement, effective as of the signing date.

LIFEWAVE LTD ADB International Group Inc

By: /s/ Reuven Shulman                                              By: /s/ Ron Weissberg

Print Name: Reuven Shulman                                      Print Name: Ron Weissberg

Title: Authorized Signatory                                          Title: Chairman and CEO